Exhibit 99.1

             Radyne Reports First Half Earnings of $.26 Per Share

    PHOENIX, July 28 /PRNewswire-FirstCall/ -- Radyne ComStream Inc.
(Nasdaq: RADN; Warrants: RADNW), today reported net earnings of $1.3 million, or $0.08 per fully diluted share, for its fiscal second quarter ended June 30, 2004 compared to earnings of $1.4 million, or $0.09 per fully diluted share for the same quarter of 2003. Net sales for second quarter 2004 were $12.0 million compared to second quarter 2003 net sales of $14.8 million. Net earnings as a percentage of sales increased to 11% during second quarter of 2004 from 9% during the second quarter of 2003. Earnings during the second quarter of 2003 reflected no income tax liability while the Company incurred taxes at a 6.5% rate for the second quarter of 2004.

    The lower sales for the quarter resulted in part from the previously announced acceleration, at a customer's request, of a major order into the first quarter. For the first six months of 2004, however, sales rose 6% to $27.1 million compared to $25.7 million for the first six months of 2003. During the same period, gross profit increased 36%. Gross margins during the second quarter of 2004 were 50% compared to gross margins of 45% for the same period in 2003. The improvement reflects the Company's continuing development of new products with lower manufacturing costs.

    As a result, Radyne's fully diluted earnings per share for the first six months of 2004 of 26 cents per share equals the earnings per share for all of 2003. The Company incurred a small loss during the first half of 2003.

    Also, during the quarter, sales backlog rose 26% to $5.8 million from $4.6 million at the end of the first quarter. Overall, the Company booked $13.3 million in orders during the second quarter compared to $11.6 million during the second quarter of 2003. The increase in bookings reflects improving strength in the Company's markets.

    The Company's balance sheet strengthened with cash increasing to $36.0 million from $30.1 million at the beginning of this year. Accounts Receivable declined to $7.7 million or 59 days of sales outstanding compared to $9.8 million and 62 days at the end of 2003. Inventory increased to $9.5 million from $7.8 million at the beginning of 2004 as the Company made planned components purchases to assure customer delivery times.

    "Our quote log continues to grow reflecting a return of the international markets to a more normal level," commented Bob Fitting, CEO. "With our high margins and new products, we believe that the improved market conditions will result in growth and continued high profitability."

    Radyne will be holding a conference call on Wednesday, July 28, 2004 at 4:30 p.m. EDT to discuss its second quarter 2004 financial results and operational highlights. The call is open to the public. The domestic dial in number is 1-888-396-2384 and the international dial in number is 617-847-8711. The conference will also be accessible via the Internet at www.radn.com and www.fulldisclosure.com.

    About Radyne ComStream

    Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through the Tiernan subsidiary, is a supplier of HDTV and SDTV encoding and transmission equipment. The Armer subsidiary provides innovative solutions for the integration and installation of turnkey communications systems. Radyne ComStream is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix and San Diego, and sales offices in Singapore, Beijing, Jakarta and London. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

    Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620

    Safe Harbor Paragraph for Forward-Looking Statements

    This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne ComStream and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to:
(i) expected future high margins on new products, since there is no guarantee that current sales levels of those products will continue or, that if they do, that the margins will remain high; (ii) continued improvement in the Company's quote log, or, even if it does improve, that the improvement will translate to higher backlog of orders to ship, (iii) expected new orders and, thus, higher margins and profits, resulting from improved market conditions and (iv) our ability to utilize net operating loss carryforward amounts to offset future taxable amounts.

    Other factors that may affect forward-looking statements and the Company's business generally include but are not limited to:

     * Prospects of the international markets and global economy given that Radyne ComStream depends heavily on international sales.

     *  A downturn in the evolving telecommunications and Internet industries.

     * Risk factors and cautionary statements made in Radyne ComStream's Annual Report on Form 10-K for the period ended December 31, 2003.

     * The effect that acts of international terrorism may have on Radyne ComStream's ability to ship products abroad.

     * Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

    Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements.


                            RADYNE COMSTREAM INC.
                         Consolidated Balance Sheets
                                (in thousands)
                                                      June 30,     Dec. 31,
                                   Assets               2004         2003
                                                     Unaudited

     Current assets:
       Cash and cash equivalents                      $36,035      $30,130
       Accounts receivable - trade, net
        of allowance for doubtful accounts
        of $236 and $489, respectively                  7,745        9,780
       Inventories, net                                 9,513        7,766
       Prepaid expenses and other assets                  882          482
         Total current assets                          54,175       48,158
     Property and equipment, net                        1,853        2,269
     Deposits                                             198          182
                                                      $56,226      $50,609

                     Liabilities and Stockholders' Equity
     Current liabilities:
       Current installments of obligations
        under capital leases                               $9          $14
       Accounts payable, trade                          1,664        2,180
       Accrued expenses                                 3,493        3,513
       Taxes payable                                      124          185
       Customer advance payments                          539          877
         Total current liabilities                      5,829        6,769
     Deferred rent                                         --           11
     Obligations under capital leases,
      excluding current installments                       --            6
     Accrued stock option compensation                    181          205
         Total liabilities                              6,010        6,991

     Stockholders' equity:
       Common stock                                        16           16
       Additional paid-in capital                      55,242       53,102
       Accumulated deficit                             (5,042)      (9,500)
         Total stockholders' equity                    50,216       43,618
                                                      $56,226      $50,609


                            Radyne ComStream Inc.
                    Consolidated Statements of Operations
                 (Unaudited, in thousands except share data)


                                   Three Months Ended     Six Months Ended
                                        June 30,              June 30,
                                   2004        2003        2004       2003

     Net sales                   $12,020     $14,792     $27,093    $25,672
     Cost of sales                 5,971       8,160      13,064     15,374
       Gross profit                6,049       6,632      14,029     10,297

     Operating expenses:
       Selling, general and
        administrative             3,462       3,702       6,872      7,153
       Research and development    1,258       1,612       2,554      3,329
         Total operating expenses  4,720       5,314       9,426     10,482

         Earnings (loss) from
          operations               1,329       1,318       4,603       (185)

     Other (income) expense:
       Interest expense                3           9           5         18
       Interest and other income     (89)        (64)       (172)      (126)

         Earnings (loss) before
          income taxes             1,415       1,372       4,770        (76)
       Income taxes                   92          --         312         --

         Net earnings (loss)      $1,323      $1,372      $4,458       $(76)

     Earnings (loss) per share:
       Basic                       $0.08       $0.09       $0.27     $(0.00)
       Diluted                     $0.08       $0.09       $0.26     $(0.00)

     Weighted average number
      of common shares
      outstanding:
       Basic                  16,475,517  15,310,185  16,410,220  15,309,512
       Diluted                17,210,574  15,310,185  17,429,743  15,309,512


SOURCE  Radyne ComStream Inc.
    -0-                             07/28/2004
    /CONTACT: Malcolm Persen, Chief Financial Officer of Radyne ComStream Inc., +1-602-437-9620/
    /Web site:  http://www.radn.com /
    (RADN RADNW)

CO:  Radyne ComStream Inc.
ST:  Arizona
IN:  CPR STW MLM TVN
SU:  ERN CCA